EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 26, 2022—Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three and six months ended June 30, 2022.

(in thousands, except share and per share data)

Net income for the three months ended June 30, 2022 was $2,541, or $0.45 per share-basic and diluted, a linked-quarter increase of $505, or 24.80% from net income of $2,036, or $0.36 per share-basic and diluted. Net income also increased $634, or 33.25% from net income of $1,907, or $0.34 per share-basic and diluted for the same quarter in 2021.

Net income for the six months ended June 30, 2022 was $4,577, or $0.82 per share-basic and diluted, an increase of $773, or 20.32% from net income of $3,804, or $0.68 per share-basic and diluted for the same period in 2021.

Second Quarter Highlights

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Total revenues, or interest and non-interest income, for the three months ended June 30, 2022 totaled $12,323, an increase of $736, or 6.35% from the prior quarter. The increase in total revenue is primarily attributed to an increase of $506, or 5.59% in total interest income attributed to higher interest rates due to the recent interest rate hikes by the Federal Reserve Bank coupled with modest loan growth.

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Yields on earning assets increased 12 basis points (“bps”) to 302 bps for the three months ended June 30, 2022 compared to 290 bps for the three months ended March 31, 2022 and increased 7 bps compared to 295 bps for the three months ended June 30, 2021.

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Loans held for investment (“LHFI”) increased $6,347, or 1.09%, to $589,541 at June 30, 2022, compared to $583,194 at March 31, 2022. Excluding PPP loans with a total balance of $1,356 at June 30, 2022 and $2,047 at March 31, 2022, total loans increased $7,038, or 1.21%, compared to $581,147 at March 31, 2022. The linked-quarter growth primarily reflects increases in construction and development, commercial real estate, and consumer loans.

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Securities available for sale decreased $36,970, or (6.15%), to $563,796 at June 30, 2022, compared to $600,766 at March 31, 2022. The decrease in the securities portfolio is primarily due to the increase in medium-term interest rates causing a decline in the fair value of investment securities. For the second quarter ended June 30, 2022, net unrealized losses totaled $50,978. Additionally, the impact to stockholders’ equity, as recorded through other comprehensive income, totaled $38,259, which resulted in the decline in stockholders’ equity quarter-over-quarter. Management continues to monitor the impact the unrealized losses have on equity; however, the unrealized losses do not affect regulatory capital. Total risk-based capital and tier 1 risk-based capital remain strong at 13.32% and 12.71% respectively.

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Credit quality continues to remain solid with total non-performing assets to loans at 84 bps at June 30, 2022. Total non-performing assets decreased $10, or (0.20%), to $4,972 at June 30, 2022, compared to $4,982 at March 31, 2022, and decreased $3,879, or (43.83%), compared to $8,851 at June 30, 2021.

Net Interest Income

Net interest income for the three months ended June 30, 2022 was $8,763, an increase of $476, or 5.74%, compared to $8,287 for the three months ended March 31, 2022, and an increase of $269, or 3.17%, compared to $8,494 for the three months ended June 30, 2021. The net interest margin (“NIM”) was 2.78% for the three months ended June 30, 2022 compared to 2.69% for the three months ended March 31, 2022 and 2.57% for the same period in 2021.

The linked-quarter increase in net interest income is primarily a result of the higher medium-term interest rates and corresponding higher yields on both new loans originated and securities purchased during the quarter. Interest on loans increased $242, or 3.78%, and interest on securities increased $240, or 9.08%, compared to the prior quarter. Interest expense increased slightly by $30, or 3.91%, compared to the prior quarter. However, interest expense on deposits did continue to decrease by $28, or (5.04%), compared to the prior quarter but was offset by the $58, or 27.49%, increase in interest expense on other borrowed funds.

Net interest income for the six months ended June 30, 2022 increased $923, or 5.72% to $17,050 from $16,127 for the same period in 2021. The year-to-date NIM was 2.74% as of June 30, 2022 compared to 2.69% at March 31, 2022 and 2.45% for the same period in 2021.

Net interest income for the six months ended June 30, 2022 increased compared to the prior year due to interest expense on deposits decreasing $1,368, or (55.79%) resulting from management’s deposit repricing and reducing higher interest-bearing deposit balances. In addition, management’s reallocation of the investment portfolio into higher yielding securities resulted in an increase of $2,706, or 95.89%, in interest income from securities compared to the prior period. With the expectation of interest rates hikes to continue throughout the rest of 2022, management believes the Company has positioned the balance sheet to benefit from a raising rate environment. Additionally, management does not expect a significant increase in cost of funds for the year due to the Company’s liquidity position coupled with excess liquidity in the banking sector as a whole.

Credit Quality

The provision for loan losses for the three months ended June 30, 2022 was $56. The provision was primarily driven by loan growth during the quarter coupled with qualitative factor adjustments due to inflationary risk concerns to both the local and national economy. The allowance for loan losses to LHFI was 0.86% and 0.69% at June 30, 2022 and 2021, respectively, and 0.82% at March 31, 2022, representing a level management considers commensurate with the incurred risk in the loan portfolio.

The Company’s non-performing assets decreased by $10, or (0.20%), to $4,972 at June 30, 2022 compared to $4,982 at March 31, 2022, and decreased $3,879, or (43.83%), compared to $8,851 at June 30, 2021. The primary cause of the decrease from year-over-year was due to the sale of several other real estate owned (“OREO”) properties of $1,151 that occurred in 2022 coupled with the $1,459 in OREO sales that occurred in the third and fourth quarter of 2021.

Net recoveries for the quarter were $214 and $384 for the six months ended June 30, 2022. Year-to-date net (recoveries)/charge-offs to average net loans were (0.07%) at June 30, 2022 compared to 0.11% at June 30, 2021.

Noninterest Income

Noninterest income increased for the three months ended June 30, 2022, by $230, or 9.08% compared to the three months ended March 31, 2022, and decreased by $226 or (7.56%) compared to the same period in 2021. The increase quarter-over-quarter is primarily due to other noninterest income increasing $139, or 24.69%, due to a $192 gain from a bank owned life insurance (“BOLI”) benefit claim. The decrease from the same period in 2021 is due to the Company not executing any bond sales for the current quarter in which the prior period the Company recognized $393 in gains from the sale of investment securities.

Noninterest income decreased by $925, or (14.87%), for the six months ended June 30, 2022 when compared to the same period in 2021. As mentioned earlier, the primary cause of the decrease is due to the Company not selling any investment securities for the six months ended June 30, 2022, compared to $919 in gains from the sale of investment securities for the same period.

Noninterest Expense

Noninterest expense increased for the three months ended June 30, 2022 by $131, or 1.58%, compared to the three months ended March 31, 2022 and decreased by $550, or (6.12%), compared to the same period in 2021. The linked quarter increase is due to a one-time write-down of $123 of a bank owned property due to storm damage that occurred during the second quarter. The decrease from the same period in 2021 is attributable to the Company not recognizing any write-downs of OREO during the three months ended June 30, 2022 compared to a $375 write-down of OREO for the same period in 2021.

Noninterest expense decreased by $717, or (4.11%), for the six months ended June 30, 2022 when compared to the same period in 2021. The decrease in non-interest expense is mainly attributable to a Company-wide focus on expense management that started in 2020.

Dividends

The Company paid aggregate cash dividends in the amount of $2,688 or $0.48 per share, during the six-month period ended June 30, 2022 compared to $2,684, or $0.48 per share, for the same period in 2021.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-eight banking locations in fourteen counties in East Central, North, and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its affiliate, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
INTEREST INCOME
Loans, including fees	$6,639	$6,397	$7,917	$13,036	$16,048
Investment securities	2,884	2,644	1,889	5,528	2,822
Other interest	37	13	10	50	25

	9,560	9,054	9,816	18,614	18,895

INTEREST EXPENSE
Deposits	528	556	1,186	1,084	2,452
Other borrowed funds	269	211	136	480	316

	797	767	1,322	1,564	2,768

NET INTEREST INCOME	8,763	8,287	8,494	17,050	16,127
PROVISION FOR LOAN LOSSES	56	93	232	149	319

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,707	8,194	8,262	16,901	15,808

NONINTEREST INCOME
Service charges on deposit accounts	967	945	768	1,912	1,582
Other service charges and fees	1,094	1,025	1,091	2,119	2,066
Other noninterest income	702	563	1,130	1,265	2,573

	2,763	2,533	2,989	5,296	6,221

NONINTEREST EXPENSE
Salaries and employee benefits	4,412	4,439	4,585	8,851	9,153
Occupancy expense	1,711	1,775	1,791	3,486	3,608
Other noninterest expense	2,309	2,087	2,606	4,396	4,689

	8,432	8,301	8,982	16,733	17,450

NET INCOME BEFORE TAXES	3,038	2,426	2,269	5,464	4,579
INCOME TAX EXPENSE	497	390	362	887	775

NET INCOME	$2,541	$2,036	$1,907	$4,577	$3,804

Earnings per share - basic	$0.45	$0.36	$0.34	$0.82	$0.68

Earnings per share - diluted	$0.45	$0.36	$0.34	$0.82	$0.68

Dividends paid	$0.24	$0.24	$0.24	$0.48	$0.48

Average shares outstanding - basic	5,592,782	5,587,070	5,584,441	5,589,958	5,581,662

Average shares outstanding - diluted	5,592,782	5,587,070	5,584,681	5,589,958	5,582,258

	For the Period Ended,
	June 30, 2022	March 31, 2022	June 30, 2021
Period End Balance Sheet Data:
Total assets	$1,299,081	$1,348,692	$1,338,134
Total earning assets	1,182,127	1,245,299	1,243,973
Loans, net of unearned income	589,541	583,194	634,042
Allowance for loan losses	5,046	4,776	4,351
Securities available for sale, at fair value	563,796	600,766	542,669
Total deposits	1,117,987	1,149,580	1,127,362
Securities sold under agreement to repurchase	124,162	105,795	67,286
Long-term debt	18,000	18,000	18,000
Shareholders’ equity	25,926	62,950	109,574
Book value per share	4.64	11.27	19.62

Period End Average Balance Sheet Data:
Total assets	1,343,566	1,352,709	1,479,315
Total earning assets	1,242,569	1,255,510	1,375,100
Loans, net of unearned income	584,959	578,974	647,170
Securities available for sale, at fair value	628,137	642,213	678,863
Total deposits	1,130,989	1,127,727	1,169,554
Securities sold under agreement to repurchase	94,915	90,510	168,332
Short-term borrowings	7,791	8,711	11,149
Long-term debt	18,000	18,000	2,571
Shareholders’ equity	79,467	95,462	112,912

Period End Non-performing Assets:
Non-accrual loans	3,580	3,545	4,365
Loans 90+ days past due and accruing	64	16	5
Other real estate owned	1,328	1,421	4,481

	June 30, 2022	As of March 31, 2022	June 30, 2021
Year to Date Credit Performance Ratios:
Non-performing assets to loans	0.84%	0.85%	1.40%
Allowance for loan losses to loans	0.86%	0.82%	0.69%
Allowance for loan losses to non-performing loans	138.47%	134.12%	99.57%
Net (recoveries)/charge-offs to average net loans	(0.07%)	(0.03%)	0.11%

Year to Date Performance Ratios:
Return on average assets(1)	0.68%	0.60%	0.51%
Return on average equity(1)	11.52%	8.53%	6.74%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.74%	2.69%	2.45%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank